Exhibit 10.1

SECOND AMENDMENT

TO THE

HARRIS TEETER SUPERMARKETS, INC. EXECUTIVE BONUS INSURANCE PLAN

By the authority granted the undersigned officer of Harris Teeter Supermarkets, Inc. (f/k/a Ruddick Corporation), this Second Amendment to the Harris Teeter Supermarkets, Inc. Executive Bonus Insurance Plan ("Plan") is hereby adopted and approved as follows:

1.	Section 3.3(a) of the Plan shall be amended and restated in its entirety as follows:

Shall not, without the written consent of the Company, possess the authority to pledge, assign, encumber, borrow against, withdraw from or otherwise dispose of the cash value of any policy acquired hereunder;

IN WITNESS WHEREOF, this Second Amendment to the Harris Teeter Supermarkets, Inc. Executive Bonus Insurance Plan is adopted effective May 17, 2012.

HARRIS TEETER SUPERMARKETS, INC.

By: /S/ JOHN B. WOODLIEF

John B. Woodlief, Executive Vice President and Chief Financial Officer